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Contact:  Catherine Walsh/Bill Boyd
          Muzak LLC (803) 396-3365

FOR IMMEDIATE RELEASE
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Muzak LLC Announces New Chief Operating Officer
Fort Mill, SC (October 10, 2001) - Muzak LLC ("Muzak") announced today that Stephen Villa has been named Chief Operating Officer. Steve joined Muzak in September 2000 as Chief Financial Officer and will continue to serve in such capacity in addition to his role as Chief Operating Officer.

Bill Boyd, CEO of Muzak stated "In addition to building a highly talented finance team, Steve has gained an extraordinary knowledge of our operations that has impressed me and our entire management team. Over the last year, Steve was instrumental in identifying and achieving several operational initiatives which have resulted in significant improvements in operating margins. He has exhibited the leadership qualities that will enable Muzak to realize its strategic goals well into the future."

Steve succeeds Joseph Koff, who has left Muzak to pursue other opportunities. Joe served as President and Chief Operating Officer of Muzak from April 2000 to October 2001. With Joe's departure, the position of President has been eliminated.

Through Audio Architecture and Audio Marketing, the art of capturing the emotional power of music and putting it to work for clients seeking to enhance their brand image, Muzak serves approximately 335,000 customer locations in the United States and 14 foreign countries. More than 100 million people hear the Company's products each day. The Company delivers music, messaging, video and sound system design through more than 200 sales and service locations.